Exhibit 99

CONTACT:	Darryll Fortune	FOR IMMEDIATE RELEASE
414-524-7770
Darryll.L.Fortune@jci.com

Julie Williams
203-327-7272
jwilliams@usirealestate.com

Johnson Controls to Acquire USI Companies Inc.
Best-in-class companies to provide full-service, single-source real estate portfolio solutions

     MILWAUKEE – (May 31, 2005) – Johnson Controls, Inc., the global leader in facilities management and control, today announced a definitive agreement to acquire USI Companies Inc. (USI), the nation’s fastest growing corporate real estate services firm. USI has its headquarters in Stamford, Conn.

     Johnson Controls will pay approximately $80 million for USI, subject to adjustments. USI’s offerings include strategic consulting, portfolio management, acquisition and disposition brokerage, design and construction services, and information management solutions. Its customer portfolio is comprised of more than 30,000 properties occupying more than 300 million square feet of office, industrial, retail and technology space, with clients such as Adecco, Boeing, Computer Sciences Corporation and Toshiba America. The company, which has 260 employees, expects sales of approximately $60 million in 2005.

     Johnson Controls is the world’s largest facilities management provider, managing more than 1 billion square feet of facility space in 45 countries. The company provides on-site staffing and innovative technologies to manage and operate a customer’s property portfolio with guaranteed cost reductions and service improvements.

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Johnson Controls to Acquire USI Companies Inc.
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     Combining the capabilities of the two companies will provide clients with an expanded, integrated mix of global corporate real estate services, enabling Johnson Controls to further align new and existing customers’ real estate assets with their business objectives.

     “Increasingly, customers are asking for a single-source supplier for all of their real estate and facility management requirements,” said John P. Kennedy, president of the Controls Group of Johnson Controls. “USI’s services, technologies and highly-knowledgeable people complement our existing facilities management offerings. We believe that the customers of both companies will benefit from the broader scope of solutions we will be able to provide. In addition, our combined capabilities create an integrated service offering unmatched in the industry, which will enable us to reach new customers around the world.”

     “We are very excited to join forces with Johnson Controls to strengthen and grow our business on a global platform,” states Ed McLaughlin, USI chairman and CEO. “The synergies between our two firms will allow us to offer single-source, global end-to-end solutions for real estate and facilities management to meet our clients evolving needs.”

     The agreement is subject to customary closing conditions and regulatory approval. The transaction is expected to close by the end of June 2005.

     For more information on USI, visit www.usirealestate.com.

About Johnson Controls

     Johnson Controls, Inc., is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems and batteries. For non-residential facilities, Johnson Controls provides building control systems and services, energy and integrated facility management, and integrated security solutions. Its sales for 2004 totaled $25.4 billion. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin. For more information on Johnson Controls, Inc. visit www.johnsoncontrols.com.

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